Exhibit 99.1

Sable Offshore Corp. Reports Second Quarter 2024 Financial and Operational Results

Houston, August 13, 2024 – Sable Offshore Corp. (NYSE: SOC, “Sable,” or the “Company”) today announced its second quarter 2024 financial and operational results.

Second Quarter 2024 Financial Highlights

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Reported a net loss of $165.4 million for the quarter, primarily attributable to change in fair value of warrant liabilities related to common share price and warrant price appreciation during the quarter, production restart related operating expenses, and share based compensation.

•	Ended the quarter with 64,845,435 shares of Common Stock outstanding, inclusive of 4,679,166 restricted stock awards.

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Ended the quarter with outstanding debt of $790.4 million, inclusive of paid-in-kind interest and debt issuance costs, and cash and cash equivalents balance of $112.1 million, exclusive of restricted cash balance of $35.1 million.

Second Quarter 2024 Operational Highlights

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Received final approval for the assignment of ownership and operatorship of the Santa Ynez Unit (“SYU”) comprising 16 Outer Continental Shelf leases covering approximately 76,000 acres and three production platforms from the Bureau of Ocean Energy Management and the Bureau of Safety and Environmental Enforcement, respectively.

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Continued staffing additions in preparation for restart of production by hiring an additional 13 employees and staffing over 200 contractors during the quarter, at both Sable’s Houston headquarters and field locations.

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Contracted repair crews to begin our anomaly repair program and other requirements necessary to meet conditions of the federal court consent decree on California Pipelines Line 324 and Line 325 (the “Pipelines”) in cooperation with and under the supervision of the California Office of the State Fire Marshal (“OSFM”).

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At the SYU offshore platforms, Las Flores Canyon processing facilities, and the Pipelines, Sable has conducted vessel inspections, completed over 3,000 safety device tests, and performed pipeline integrity surveys in preparation for the restart of production. Sable has also initiated work scope for the installation of emissions reduction equipment, compressor overhauls, and various other equipment, safety and quality enhancement projects.

Recent Events

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In a letter dated July 10, 2024, the OSFM re-affirmed that Pacific Pipeline Company’s (“PPC”) April 2021 Risk Analysis and Implementation Plan (the “2021 Plan”) remains in effect and complies with California State Assembly Bill 864. PPC had filed a supplemental Revised Risk Analysis and Implementation Plan (the “Supplemental Plan”) after the County of Santa Barbara denied permits requested to comply with the 2021 Plan. While OSFM acknowledged PPC’s efforts to reduce spill response times and releases, it determined that the Supplemental Plan is not considered as effective in mitigating potential environmental impacts compared to the 2021 Plan. Consequently, the 2021 Plan, which uses the best available technology, remains in effect. Sable continues discussions to resolve the permit denial with the County of Santa Barbara for the installation of safety valves included in the 2021 Plan.

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The OSFM approved Sable’s request for additional time to implement the 2021 Plan. Sable requested additional time from the OSFM on July 29, 2024 and the OSFM approved Sable’s request on July 31, 2024, setting a new deadline for implementation of the 2021 Plan of July 1, 2025.

•	On July 29, 2024, Sable met its 60-day advanced notice requirement to submit its production restart plans for the Pipelines to the OSFM for review and approval.

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The County of Santa Barbara determined Sable’s applications to be complete for Change of Owner, Change of Operator, and Guarantor of the SYU, Pacific Offshore Pipeline Company Gas Plant, and the Pipelines on July 30, 2024.

About Sable

Sable Offshore Corp. is an independent oil and gas company, headquartered in Houston, Texas, focused on responsibly developing the Santa Ynez Unit in federal waters offshore California. The Sable team has extensive experience safely operating in California.

Forward-Looking Statements

The information in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “could,” “should,” “will,” “ may,” “ believe,” “ anticipate,” “ intend,” “ estimate,” “expect,” “project,” “continue,” “plan,” forecast,” “predict,” “potential,” “future,” “outlook,” and “target,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements will contain such identifying words. These statements are based on the current beliefs and expectations of Sable’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Factors that could cause Sable’s actual results to differ materially from those described in the forward-looking statements include: the ability to recommence production of the SYU assets and the cost and time required therefor; global economic conditions and inflation; increased operating costs; lack of availability of drilling and production equipment, supplies, services and qualified personnel; geographical concentration of operations; environmental and weather risks; regulatory changes and uncertainties; litigation, complaints and/or adverse publicity; privacy and data protection laws, privacy or data breaches, or loss of data; our ability to comply with laws and regulations applicable to our business; and other one-time events and other factors that can be found in Sable’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on Sable’s website (www.sableoffshore.com) and on the Securities and Exchange Commission’s website (www.sec.gov). Except as required by applicable law, Sable undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this press release.

Disclaimers

Non-Producing Assets

The SYU assets have not produced commercial quantities of hydrocarbons since such assets were shut in during May of 2015 when the only pipeline transporting hydrocarbons produced from such assets to market ceased operations. There can be no assurance that the necessary permits will be obtained that would allow the pipeline to recommence transportation and allow the assets to recommence production. If production is not recommenced by January 1, 2026, the terms of the asset acquisition with ExxonMobil Corporation would potentially result in the assets being reverted to ExxonMobil Corporation without any compensation to Sable therefor.

Contacts

Investor Contact:

Harrison Breaud

Director, Finance & Investor Relations

IR@sableoffshore.com

713-579-8111